Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-284501

Related to Prospectus dated March 7, 2025

Press Release

CONTACT:

Jon Kathol

Vice President, Investor Relations

Tel:813-544-8515

investorrelations@primobrands.com

Primo Brands Corporation Announces Secondary Offering of 47,500,000

Shares of Class A Common Stock by Affiliates of One Rock

Capital Partners

TAMPA, Fla. and STAMFORD, Conn. – May 8, 2025 – Primo Brands Corporation (NYSE: PRMB) (“Primo Brands” or the “Company”) today announced that two of its stockholders, who are affiliates of One Rock Capital Partners (the “Selling Stockholders”), intend to offer for sale in an underwritten secondary offering 47,500,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), pursuant to the Company’s shelf registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by the Company.

BofA Securities, Inc. and Morgan Stanley are serving as the underwriters for the proposed offering. The underwriters propose to offer the shares from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In addition, we have entered into a stock purchase agreement with the Selling Stockholders, to repurchase $100 million of shares of our Class A Common Stock in a private transaction at the price at which the shares are sold to the public less the underwriting discounts and commissions (the “Share Repurchase”). The closing of the Share Repurchase is expected to be concurrent with the closing of this offering. The repurchased shares of Class A Common Stock will no longer be outstanding after this offering. The completion of the Share Repurchase is contingent on the satisfaction of customary closing conditions and conditioned upon the completion of this offering. The completion of this offering is not conditioned upon the completion of the Share Repurchase.

A shelf registration statement on Form S-1 (including a prospectus) relating to this offering of Class A Common Stock has been declared effective by the SEC. This offering will be made only by means of a prospectus supplement and an accompanying prospectus. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus related to this offering may also be obtained by contacting BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com, 1-800-294-1322; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security and does not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

About Primo Brands Corporation

Primo Brands is a leading North American branded beverage company focused on healthy hydration, delivering responsibly sourced diversified offerings across products, formats, channels, price points, and consumer occasions, distributed in every U.S. state and Canada. Primo Brands employs more than 13,000 associates with dual headquarters in Tampa, FL and Stamford, CT.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve inherent risks and uncertainties, and several important factors could cause actual results to differ materially from those contained in any such forward-looking statement. In some cases, forward-looking statements may be identified by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. However, not all forward-looking statements contain these words. They also include statements regarding the Company’s intentions, beliefs, or current expectations and other information that is not historical information. These statements involve known and unknown risks, uncertainties, and other important factors that may cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements.

Although management believes that it has a reasonable basis for each forward-looking statement contained in this press release, you are cautioned that these statements are based on a combination of facts and factors currently known by the Company and its expectations of the future, about which it cannot be certain. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the ability to consummate the proposed secondary offering, volatility in the Company’s Class A Common Stock price and those other important factors discussed in Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and in Item 1A “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as any such factors may be updated from time to time in the Company’s other filings with the SEC, including the prospectus supplement on Form 424(b) being filed in connection with this offering, each accessible on the SEC’s website at www.sec.gov.

As a result of these factors, the Company cannot assure you that the forward-looking statements in this press release will prove to be accurate. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete discussion of all potential risks or uncertainties that may substantially impact the Company’s business. Moreover, Primo Brands operates in a competitive and rapidly changing environment. New factors emerge from time to time and it is not possible to predict the impact of all of these factors on the Company’s business, financial condition, or results of operations.

Furthermore, if any forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Primo Brands or any other person that the Company will achieve its objectives, plans, or cost savings in any specified time frame or at all. In addition, even if its results of operations, financial condition, and liquidity, and the development of the industry in which the Company operates, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. The forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Source

Primo Brands Corporation